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                                                                   EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 11, 1997, except for Note 10, as to which the date is July 22, 1997, in the Registration Statement (Form S-3) and related Prospectus of Boston Communications Group, Inc. for the registration of 3,450,000 shares of common stock.

  We also consent to the incorporation by reference therein to our report dated February 11, 1997, with respect to the financial statement schedule of Boston Communications Group, Inc. for the years ended December 31, 1996, 1995 and 1994, included in the Annual Report (Form 10-K) for 1996 filed with the Securities and Exchange Commission.

Boston, Massachusetts

August 7, 1997